Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #09-09
Waste Management Announces Second Quarter 2009 Earnings
Company to Resume Share Repurchases Given Improved Visibility to Full Year Results
HOUSTON – July 30, 2009 – Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2009. Net income(a) for the quarter was $247 million, or $0.50 per diluted share, compared with $318 million, or $0.64 per diluted share, for the second quarter of 2008. Revenues for the second quarter of 2009 were $2.95 billion compared with $3.49 billion for the same 2008 period. Only $186 million of the revenue decline, or 5.3% of revenue, was related to the impact of lower volumes in the solid waste collection and disposal business. The majority of the decline was due to commodity impacts related to recycling materials, fuel and energy sales, and to foreign currency translation.
The Company noted certain items that impacted results in the 2009 and 2008 second quarters. Results in the second quarter of 2009 included a net decrease of $0.02 per diluted share, principally from the combined effects of charges related to the restructuring announced in February 2009 and to the withdrawal from a Teamsters’ under-funded multi-employer pension plan. Results in the second quarter of 2008 included a net $0.01 per diluted share benefit from income tax items.
Excluding those items, earnings would have been $256 million, or $0.52 per diluted share, in the second quarter of 2009 compared with $311 million, or $0.63 per diluted share, in the second quarter of 2008.(b)
David P. Steiner, Chief Executive Officer of Waste Management, commented, “We performed well in the second quarter, despite continued weakness in volumes and unexpected weakness in natural gas markets, which adversely affected the sales price for electricity from some of our Wheelabrator plants. We also had a negative impact of $0.01 per diluted share from development costs incurred in connection with our expansion of our waste-to-energy business.
“Our pricing remained strong at 3.0%. Recycling commodity prices increased each month in the second quarter, and by June had increased over 41% from the lows reached in January. We realized the expected benefit of the reorganization that we announced in the first quarter, and are on track to reduce annual costs by over $120 million. We increased our income from operations margin on an as-adjusted basis by 230 basis points compared to the first quarter of 2009, and by 50 basis points compared to the prior year period.(b) In addition, we continued to generate strong free cash flow.

“Our commercial and residential business lines continued to demonstrate their recession resistant qualities. Commercial revenue, excluding revenue from our fuel surcharge, remained solid, declining only 1.3% compared to the second quarter of 2008. Residential revenue, excluding revenue from our fuel surcharge, performed even better, declining only 0.5% compared to the prior year period. We experienced most of our volume weakness in the more economically sensitive industrial collection, landfill and transfer businesses, though the rate of volume decline in these businesses appears to be stabilizing.
“As we anticipated, we saw a negative impact of $0.07 per diluted share in the second quarter of 2009, compared with the prior year period, as a result of the deterioration of the recycling commodities markets that began in late 2008. Conditions are improving, and we expect to see more modest negative year-over-year impacts from recycling operations in the second half of 2009. For the second half of 2009, we project that the negative impact on earnings per diluted share compared to the prior year, from our recycling operations, will be in the range of $0.02 to $0.04.”
Key Highlights for the Second Quarter 2009
•	Internal revenue growth from yield from our collection and disposal operations was 3.0%.

•	Internal revenue growth from volume was negative 8.6%.

•	Revenue declined by $537 million. Of this decline, $207 million was due to lower recycling revenues and energy prices, $116 million was related to the decline in fuel surcharge revenue as oil prices declined, and $28 million was due to foreign currency translation.

•	Operating expenses declined by $395 million, or approximately 18.1%, to $1.79 billion in the second quarter of 2009. As a percentage of revenue, second quarter 2009 operating expenses decreased to 60.5%, which is a 200 basis point improvement compared with the same quarter in 2008.

•	Cost savings related to the restructuring the Company announced in February exceeded $30 million in the second quarter of 2009, and annualized savings are still expected to exceed $120 million. The Company incurred a charge of $5 million in the second quarter of 2009 for this restructuring, which brings the total year-to-date charge to $43 million.

•	A $10 million benefit to net income resulted from the accounting impact of an increase in the 10-year risk free interest rate, which is used to calculate the present value of our environmental remediation liabilities.

•	Selling, general and administrative expenses decreased by $35 million compared with the second quarter of 2008.

•	Free cash flow was $297 million in the quarter, and was $496 million for the year to date.(b)

•	Capital expenditures were $258 million in the quarter, a $15 million decrease from the prior year period.

•	$142 million was returned to shareholders through dividend payments in the quarter.

•	The effective tax rate in the quarter was approximately 37.9%.
Steiner continued, “The second quarter demonstrated the strength of our business model and the effectiveness of the pricing programs and cost controls we have implemented. We had negative impacts of $0.07 from our recycling operations, $0.03 from lower energy sales prices earned at some of our Wheelabrator plants, and $0.01 from foreign currency translation and business development costs. Excluding those mostly uncontrollable items from our earnings, we would have earned $0.63 per diluted share, which would equal our adjusted earnings in the second quarter of 2008.(b) We accomplished this despite an 8.6% drop in internal revenue growth from volumes. This demonstrates that our pricing and cost control programs can offset significant volume losses, and positions us well for when volumes begin to improve.
“We expect the rate of declines in volumes in the second half of the year to be consistent with the rate of decline in the second quarter. We also expect that we will see a year-over-year earnings decrease of approximately $0.04 in the second half of the year due to continued weakness in energy prices at certain of our Wheelabrator plants. Given this outlook, we expect fully diluted earnings per share on an adjusted basis for the full year to be in the range of $1.95 to $1.99.” (b)
Steiner concluded, “During the economic downturn we have maintained our commitment to returning cash to our shareholders. In the second quarter we paid out over $142 million in dividends. With credit markets now stabilized and our strong cash flow and balance sheet, we have decided to resume our share repurchase program, with authority to spend up to $400 million during the remainder of 2009. Finally, given our focus on free cash flow generation, we continue to expect to generate at least $1.3 billion of free cash flow for the year.” (b)

(a)	As a result of the Company’s adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, the financial statement line item that had been entitled “Net income” is now entitled “Net income attributable to Waste Management, Inc.” For purposes of this press release, all references to “Net income” refers to “Net income attributable to Waste Management, Inc.”
(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
▪	Net Income;

▪	Earnings per diluted share;

▪	Projected earnings per diluted share; and

▪	Income from operations as a percentage of revenues.
The Company also discusses free cash flow and projected free cash flow, each of which is a non-GAAP measure, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, and the payment of dividends. However, free cash flow has material limitations, as it does not represent cash flow available for discretionary expenditures because it excludes certain expenditures that we have committed to such as debt service obligations. The Company defines free cash flow as:
▪	Net cash provided by operating activities

▪	Less, capital expenditures

▪	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
The full year adjusted earnings projection of $1.95 to $1.99 per diluted share announced by the Company excludes (i) the first quarter impact of (A) a $23 million after-tax restructuring charge and (B) a $30 million after-tax asset impairment related to our revenue management software; and (ii) the second quarter impact of (A) a restructuring charge of $3 million after-tax and (B) a $6 million after-tax charge related to our withdrawal from an underfunded multi-employer pension plan. GAAP net earnings per diluted share for the remaining two quarters of 2009 may include other items that are not currently determinable, but may be significant, such as asset impairment and unusual items, charges, gains or losses from divestitures, or resolution of income tax items. The full year 2009 adjusted projected earnings announced today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of these items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The quantitative reconciliations of each of the other non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 16261765.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on July 30th through 5:00 p.m. Eastern time on August 13th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 16261765.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2009 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	continued volatility and further deterioration in the credit markets, inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our liquidity, our financing costs and other expenses;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2009	2008
Operating revenues	$2,952	$3,489

Costs and expenses:
Operating	1,786	2,181
Selling, general and administrative	323	358
Depreciation and amortization	302	318
Restructuring	5	—
(Income) expense from divestitures, asset impairments and unusual items	2	—

	2,418	2,857

Income from operations	534	632

Other income (expense):
Interest expense	(107)	(105)
Interest income	3	4
Other, net	—	(1)

	(104)	(102)

Income before income taxes	430	530
Provision for income taxes	163	199

Consolidated net income	267	331
Less — Net income attributable to noncontrolling interests	(20)	(13)

Net income attributable to Waste Management, Inc.	$247	$318

Basic earnings per common share	$0.50	$0.65

Diluted earnings per common share	$0.50	$0.64

Basic common shares outstanding	492.4	490.7

Diluted common shares outstanding	493.7	494.6

Cash dividends declared per common share	$0.29	$0.27

Note: Prior year information has been reclassified to conform to 2009 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$247	$318

Number of common shares outstanding at end of period	492.2	490.2
Effect of using weighted average common shares outstanding	0.2	0.5

Weighted average basic common shares outstanding	492.4	490.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.3	3.9

Weighted average diluted common shares outstanding	493.7	494.6

Basic earnings per common share	$0.50	$0.65

Diluted earnings per common share	$0.50	$0.64

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating revenues	$5,762	$6,755

Costs and expenses:
Operating	3,511	4,273
Selling, general and administrative	660	726
Depreciation and amortization	591	615
Restructuring	43	—
(Income) expense from divestitures, asset impairments and unusual items	51	(2)

	4,856	5,612

Income from operations	906	1,143

Other income (expense):
Interest expense	(212)	(227)
Interest income	7	9
Other, net	—	(3)

	(205)	(221)

Income before income taxes	701	922
Provision for income taxes	264	343

Consolidated net income	437	579
Less — Net income attributable to noncontrolling interests	(35)	(20)

Net income attributable to Waste Management, Inc.	$402	$559

Basic earnings per common share	$0.82	$1.13

Diluted earnings per common share	$0.81	$1.13

Basic common shares outstanding	492.1	493.3

Diluted common shares outstanding	493.6	496.6

Cash dividends declared per common share	$0.58	$0.54

Note: Prior year information has been reclassified to conform to 2009 presentation.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$402	$559

Number of common shares outstanding at end of period	492.2	490.2
Effect of using weighted average common shares outstanding	(0.1)	3.1

Weighted average basic common shares outstanding	492.1	493.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.5	3.3

Weighted average diluted common shares outstanding	493.6	496.6

Basic earnings per common share	$0.82	$1.13

Diluted earnings per common share	$0.81	$1.13

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$528	$480
Receivables, net	1,565	1,610
Other	324	245

Total current assets	2,417	2,335

Property and equipment, net	11,262	11,402
Goodwill	5,524	5,462
Other intangible assets, net	178	158
Other assets	767	870

Total assets	$20,148	$20,227

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$1,991	$2,201
Current portion of long-term debt	244	835

Total current liabilities	2,235	3,036

Long-term debt, less current portion	7,999	7,491
Other liabilities	3,547	3,515

Total liabilities	13,781	14,042

Equity:
Waste Management, Inc. stockholders’ equity	6,068	5,902
Noncontrolling interests	299	283

Total equity	6,367	6,185

Total liabilities and equity	$20,148	$20,227

Note: Prior year information has been reclassified to conform to 2009 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Consolidated net income	$437	$579
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	591	615
Other	59	101
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(20)	(164)

Net cash provided by operating activities	1,067	1,131

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(59)	(127)
Capital expenditures	(583)	(486)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	12	38
Net receipts from restricted trust and escrow accounts, and other	67	76

Net cash used in investing activities	(563)	(499)

Cash flows from financing activities:
New borrowings	908	971
Debt repayments	(1,014)	(1,001)
Common stock repurchases	—	(401)
Cash dividends	(285)	(266)
Exercise of common stock options	8	32
Other, net	(73)	(106)

Net cash used in financing activities	(456)	(771)

Effect of exchange rate changes on cash and cash equivalents	—	1

Increase (decrease) in cash and cash equivalents	48	(138)
Cash and cash equivalents at beginning of period	480	348

Cash and cash equivalents at end of period	$528	$210

Note: Prior year information has been reclassified to conform to 2009 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)
Operating Revenues by Lines of Business

	Quarters Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Collection	$1,999	$1,952	$2,237
Landfill	663	600	786
Transfer	366	321	424
Wheelabrator	212	201	225
Recycling	165	143	324
Other	57	47	56
Intercompany (a)	(510)	(454)	(563)

Operating revenues	$2,952	$2,810	$3,489

Analysis of Change in Year Over Year Revenue

		As a % of
	Amount	change
Recycling (b)	$(185)
Electricity	(22)
Fuel surcharge and mandated fees	(116)
Foreign currency translation	(28)

Decline from commodity and non-operational items	(351)	65.4%

Collection and disposal yield	85
Volumes (excluding recycling)	(279)
Acquisition, net of divestitures	8

Collection and disposal	(186)	34.6%

	$(537)	100.0%

	Quarters Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Acquisition Summary (c)
Gross annualized revenue acquired	$34	$23	$39

Total consideration	$53	$22	$60

Cash paid for acquisitions	$35	$21	$55

	Quarters Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$548	$570	$1,067	$1,131
Capital expenditures	(258)	(273)	(583)	(486)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	7	24	12	38

Free cash flow	$297	$321	$496	$683

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Includes volume related decline of $20 million.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$528	$947	$210

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,243	$8,789	$8,393
Total equity (b)	6,367	6,193	6,024

Total capital	$14,610	$14,982	$14,417

Debt-to-total capital	56.4%	58.7%	58.2%

Capitalized interest	$5	$3	$4

Other Operational Data

Internalization of waste, based on disposal costs	69.3%	70.0%	67.6%

Total landfill disposal volumes (tons in millions)	23.9	21.6	28.4
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.7	1.7

Total disposal volumes (tons in millions)	25.7	23.3	30.1

Active landfills	274	274	279

Landfills reporting volume	259	260	262

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non - SFAS No. 143 amortization expense	$86.3	$77.0	$101.1
Amortization expense related to SFAS No. 143 obligations	14.3	10.6	13.5

Total amortization expense (c) (d)	100.6	87.6	114.6
Accretion and other related expense	16.4	16.1	16.1

Landfill amortization, accretion and other related expense	$117.0	$103.7	$130.7

(a)	The quarters presented include less than $0.1 million of short-term investments available for use.

(b)	As a result of the company’s adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51, noncontrolling interests in a subsidiary are now reported in Total equity. Prior year information has been reclassified to conform to 2009 presentation.

(c)	The quarter ended June 30, 2009 as compared with the quarter ended March 31, 2009 reflects an increase in amortization expense of $13 million of which $9.8 million was primarily due to the seasonal increase in landfill volumes. Additionally, there was a sequential rate increase of $3.3 million primarily due to one-time increases taken in Q2 2009 related to changes in closure estimates.

(d)	The quarter ended June 30, 2009, as compared with the quarter ended June 30, 2008 reflects a reduction in amortization expense of $14 million, of which $18.6 million is primarily due to lower landfill volumes resulting from the weakened economy. This reduction was partially offset by $3.8 million primarily as a result of one-time adjustments taken in Q2 2009 for revisions in estimates of closure/post-closure costs.

(8)

Exhibit 1
Waste Management, Inc.
Internal Growth of Operating Revenues from Comparable Prior Periods
(Dollar Amounts in Millions)
This exhibit provides details associated with the period-to-period change in revenues and includes internal revenue growth as a percent of revenues on a total company basis as well as a percent of revenues on related business. We believe providing this information will help our investors better understand the Company’s Internal Revenue Growth information.
To explain how the following percent changes are calculated, provided below are the calculations for “Collection, Landfill and Transfer” as a percentage of Related Business and as a percentage of Total Company:
(i) “Collection, landfill and transfer” as a percentage of related business revenues of 3.2% is calculated by dividing the $87 million average yield by the denominator of $2,735 million. The denominator includes prior year “Collection, landfill and transfer” revenues ($2,747 million) less the impact of divestitures related to “Collection, landfill and transfer” ($12 million).
(ii) “Collection, landfill and transfer” as a percentage of total company revenues of 2.5% is calculated by dividing the $87 million average yield by the denominator of $3,476 million. The denominator includes prior year total company revenues ($3,489 million) less the impact of divestitures ($13 million).

	Quarters Ended
	June 30, 2009			June 30, 2008
		As a % of	As a % of		As a % of	As a % of
		Related	Total		Related	Total
	Amount	Business (a)	Company (b)	Amount	Business (a)	Company (b)
Average Yield:
Collection, landfill and transfer	$87	3.2%	2.5%	$96	3.5%	2.9%
Waste-to-energy disposal	(2)	-1.8%	-0.1%	3	2.7%	0.0%

Collection and disposal	85	3.0%	2.4%	99	3.5%	2.9%
Recycling commodity	(165)	-48.7%	-4.8%	56	19.4%	1.7%
Electricity	(22)	-25.0%	-0.6%	6	7.3%	0.2%
Fuel surcharges and mandated fees	(116)	-57.1%	-3.3%	75	58.6%	2.2%

Total	(218)	-6.3%	-6.3%	236	7.0%	7.0%
Volume	(299)		-8.6%	(128)		-3.8%

Internal revenue growth	(517)		-14.9%	108		3.2%
Acquisition	21		0.6%	32		1.0%
Divestitures	(13)		-0.3%	(25)		-0.8%
Foreign currency translation	(28)		-0.8%	16		0.5%

	$(537)		-15.4%	$131		3.9%

Note: The revenue information below represents the denominator used to calculate the percentages of related business and is defined as prior year revenue less the impact of divestitures.

	Denominator for the Quarters
	Ended
	June 30, 2009	June 30, 2008
Related business revenues:
Collection, landfill and transfer	$2,735	$2,723
Waste-to-energy disposal	111	112

Collection and disposal	2,846	2,835
Recycling commodity	339	288
Electricity	88	82
Fuel surcharges and mandated fees	203	128

Total Company	$3,476	$3,333

(a)	These percentages are calculated using the related business revenue as the denominator.

(b)	These percentages are calculated using the total company revenue as the denominator.
Note: Starting with the quarter ended March 31, 2009, we have made the following changes to our Internal Revenue Growth table:
Average yield from “Collection and Disposal” excludes any electricity related revenues. These electricity revenues are now included within Average Yield in the “Electricity” caption. Note that the “Waste to Energy” component of “Collection and Disposal” is primarily disposal related revenues. We have reclassified prior periods to conform to the 2009 presentation.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30, 2009		June 30, 2008
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income attributable to WMI and Diluted Earnings Per Share	Amount	Amount	Amount	Amount
Net income attributable to WMI and Diluted EPS, as reported	$247	$0.50	$318	$0.64

Adjustments (a):
Multi-employer pension withdrawal costs	6	0.01	—	—
Restructuring	3	0.01	—	—
Income tax audit settlements and adjustments to deferred taxes	—	—	(7)	(0.01)

Net income attributable to WMI and Diluted EPS, as adjusted	$256	$0.52	$311	$0.63

Adjustments for effects of negative market conditions (b):
Decline in price and demand of recycling commodities	35	0.07	—	—
Decline in energy prices	13	0.03	—	—
Foreign currency exchange and waste-to-energy expansion	6	0.01	—	—

Net income attributable to WMI and Diluted EPS, as further adjusted	$310	$0.63	$311	$0.63

(a)	Adjustments include unusual, nonrecurring or non-operational items, the exclusion of which allows investors to have the same information management uses in evaluating the Company’s results of operations. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.

(b)	In addition to volume losses, as a result of the current economic climate, the Company was negatively impacted by items that are mostly uncontrollable by the Company, as they generally are the result of market-based rates for commodities and currencies. The Company has excluded these items, as well as development costs incurred in connection with the expansion of its waste-to-energy business, because of the significant impact from the year-over-year change in these items. The Company believes that the exclusion of these items provides a more meaningful year-over-year comparison of its financial results.

(10)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30,		March 31,
Adjusted Income from Operations as a percent of Revenues	2009	2008	2009
As reported:
Operating revenues	$2,952	$3,489	$2,810
Income from operations	$534	$632	$372

Income from Operations as a percent of Revenues	18.1%	18.1%	13.2%

Adjustments to Income from Operations:
Multi-employer pension withdrawal costs	$9	$—	$—
Restructuring	$5	$—	$38
Expense from divestitures, asset impairments and unusual items	$—	$—	$49

As adjusted:
Operating revenues	$2,952	$3,489	$2,810
Income from operations	$548	$632	$459

Adjusted Income from Operations as a percent of Revenues (a)	18.6%	18.1%	16.3%

Full Year 2009 Free Cash Flow Reconciliation (b)

Net cash provided by operating activities	$2,355
Capital expenditures	(1,080)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	25

Free cash flow	$1,300

(a)	Increase in income from operations as a percent of revenues, as adjusted, of 50 basis points as compared with Q2 2008. Increase in income from operations as a percent of revenues, as adjusted, of 230 basis points as compared with Q1 2009.

(b)	The reconciliation illustrates a scenario that shows our projected Free Cash Flow to be $1.3 billion for the year. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of what actual results will be.

(11)